Exhibit 99.1

Raptor Pharmaceutical Appoints Krishna Polu, M.D. as Chief Medical Officer and Michael Smith as Chief Financial Officer

NOVATO, Calif., January 7, 2015 -- Raptor Pharmaceutical Corp. (Nasdaq: RPTP) today announced the appointment of Krishna R. Polu, M.D., as its Chief Medical Officer and Michael P. Smith as Chief Financial Officer, effective January 12, 2015. Dr. Polu will oversee all global clinical development programs, medical affairs and other related functions. Mr. Smith will serve as Raptor’s principal financial and accounting officer. Both will report to Julie Anne Smith, Raptor’s President and Chief Executive Officer.

“We are delighted to welcome Krishna and Michael aboard Raptor’s executive team. Krishna’s impressive experience as a clinical nephrologist, along with his clinical development and regulatory expertise, will help us achieve our research and development goals,” said Ms. Smith. “Michael brings significant knowledge of and proven leadership experience in financial management and corporate development in rapidly growing companies which will be an asset to Raptor as we continue to expand our business.”

Dr. Polu most recently served as Chief Medical Officer at CytomX Therapeutics, a privately-held biotechnology company focused on the development of Probody™ therapeutics, a novel monoclonal antibody platform for the treatment of cancer. Prior to that, he served as Vice President of Clinical Development at Affymax, where he led multiple functions, including clinical sciences, clinical operations and drug safety/pharmacovigilance and was integral to the development and regulatory approval of the company’s first drug, OMONTYS®, a pegylated peptide for the treatment of anemia due to chronic kidney disease. Prior to Affymax, he served as Executive Director of Global Development at Amgen and led late-stage clinical research programs across a wide range of therapeutic areas including nephrology, diabetes and heart failure and executed on several large cardiovascular outcomes trials as well as led the global clinical activities to support  commercialization for EPOGEN® and Aranesp®.

Dr. Polu received his B.A. from Stanford University and his M.D. from the University of Texas, San Antonio. In addition, he completed an internal medicine internship and residency at the University of Colorado as well as clinical and research fellowships in nephrology and transplant at Harvard Medical School in a joint program with Brigham and Women’s Hospital and Massachusetts General Hospital.

Michael Smith most recently served as Catalyst Biosciences’ Chief Financial and Business Advisor. Prior to that, he was Vice President of Business Development at iPierian and Chief Financial Officer for Memory Pharmaceuticals where he oversaw all finance, business development, strategic planning, intellectual property and site operation activities. Previously, Mr. Smith was Vice President of Business Development at QLT.  At Chiron, he held several positions of increasing responsibility and also established Chiron’s TOBI® franchise for cystic fibrosis.  Throughout his career, Mr. Smith has managed and led numerous successful financings and corporate and product acquisitions, as well as strategic partnerships.

Mr. Smith received his B.S. from the University of Virginia and his MBA from the Haas School of Business at the University of California, Berkeley.

About Raptor Pharmaceutical
Raptor Pharmaceutical Corp. is a global biopharmaceutical company focused on the development and commercialization of life-altering therapeutics that treat rare, debilitating and often fatal diseases. The company is engaged in multiple therapeutic areas such as nephropathic cystinosis, Huntington's disease (HD), nonalcoholic steatohepatitis (NASH), and Leigh syndrome and other mitochondrial diseases. With an approved product in the U.S. and EU, Raptor also holds several orphan drug designations, including exclusivity for nephropathic cystinosis in the U.S. and EU, and orphan drug designation for HD in the U.S. and EU. A request for orphan designation for Leigh syndrome has been submitted to the FDA. Raptor holds intellectual property for the use of cysteamine in HD and other neurodegenerative disorders including Parkinson's disease and Rett syndrome. For additional information, please visit www.raptorpharma.com.

COMPANY CONTACT:
Kimberly Lee, D.O.
Vice President, Corporate Strategy and Communications
Raptor Pharmaceutical Corp.
(415) 408-6351

INVESTOR CONTACT:
Westwicke Partners, LLC
Robert H. Uhl
Managing Director
(858) 356-5932
robert.uhl@westwicke.com

MEDIA CONTACT:
Cammy Duong
Canale Communications
(619) 849-5382
cammy@canalecomm.com

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